                                                                    EXHIBIT 10.4


                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                          GENERAL BINDING CORPORATION

                                      AND

                             DR.  U. WOLFENSBERGER

                                 Table of Content

1        Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2        Sale and Purchase of Shares, Consideration . . . . . . . . . . . .   3

2.1      Sale and Purchase of Shares  . . . . . . . . . . . . . . . . . . .   3

2.2      Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . .   3

2.3      Financial Statements; Audit of the Company's 1997

         Financial Statements . . . . . . . . . . . ... . . . . . . . . . .   3

2.4      Payment of the Purchase Price; Escrow of the Holdback  . . . . . .   4

2.5      Procedures for Final Determination of Net Working

         Capital Amount and Funded Debt at Closing  . . . . . . . . . . . .   5

2.6      Net Working Capital Amount and Funded Debt Amount

         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . .     6

2.7      The EBITDA Adjustment  . . . . . . . . . . . . . . . . . . . . .     7

3        Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8

3.1      Closing Date of Transaction  . . . . . . . . . . . . . . . . . .     8

3.2      Conditions Precedent to Closing  . . . . . . . . . . . . . . . .     8

3.3      Transfer of Shares and Payment of Purchase Price . . . . . . . .     9

3.4      Right to Rescind the Agreement . . . . . . . . . . . . . . . . .     9

4        Representations and Warranties of Seller . . . . . . . . . . . .    10

4.1      Seller's Power and Authority . . . . . . . . . . . . . . . . . .    10

4.2      Organization and Qualification . . . . . . . . . . . . . . . . .   11

4.3      Capital Structure  . . . . . . . . . . . . . . . . . . . . . . .   11

4.4      Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

4.5      Consolidated Financial Statement . . . . . . . . . . . . . . . .   11

4.6      Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . .   12

4.7      Title to Assets  . . . . . . . . . . . . . . . . . . . . . . . .   12

4.8      Condition of Buildings, Machinery and Equipment  . . . . . . . .   12

4.9      Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

4.10     Absence of Adverse Changes . . . . . . . . . . . . . . . . . . .   13

4.11     Permits and Authorities  . . . . . . . . . . . . . . . . . . . .   14

4.12     Claims and Litigation  . . . . . . . . . . . . . . . . . . . . .   14

4.13     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14

4.14     Agreements with Third Parties  . . . . . . . . . . . . . . . . .   14

4.15     Intellectual Property/Know-how . . . . . . . . . . . . . . . . .   14

4.16     Pensions/Employees . . . . . . . . . . . . . . . . . . . . . . .   15

4.17     Compliance with the Law  . . . . . . . . . . . . . . . . . . . .   15

4.18     Environmental Matters  . . . . . . . . . . . . . . . . . . . . .   15

4.19     Product Liability/Warranty Claims  . . . . . . . . . . . . . . .   15

4.20     Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . .   16

4.21     Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

4.22     Brokers' Fees  . . . . . . . . . . . . . . . . . . . . . . . . .   16

4.23     Seller's Costs . . . . . . . . . . . . . . . . . . . . . . . . .   16

4.24     No Further Warranties  . . . . . . . . . . . . . . . . . . . . .   16

5        Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

5.1      Term of Warranties and Representations . . . . . . . . . . . . .   16

                                     - 3 -

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5.2      Notification and Arbitration . . . . . . . . . . . . . . . . . .   17

5.3      Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

5.4      Surety . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

5.5      Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         5.5.1   De Minimis . . . . . . . . . . . . . . . . . . . . . . .   17
         5.5.2   Maximum Amount . . . . . . . . . . . . . . . . . . . . .   18
         5.5.3   Exempt Representations and Warranties  . . . . . . . . .   18
         5.5.4   Exclusion of Liability . . . . . . . . . . . . . . . . .   18

5.6      Procedure with Third Parties and Authorities . . . . . . . . . .   19

6        Resignations of Directors and Auditors . . . . . . . . . . . . .   19

7        Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

7.1      Covenant not to Compete  . . . . . . . . . . . . . . . . . . . .   19

7.2      Conduct of Business  . . . . . . . . . . . . . . . . . . . . . .   20

7.3      Termination of Agreements between the Companies

         and Seller . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

7.4      Information of Employees . . . . . . . . . . . . . . . . . . . .   21

7.5      Employment of Seller . . . . . . . . . . . . . . . . . . . . . .   22

7.6      Seller's Cooperation . . . . . . . . . . . . . . . . . . . . . .   22

7.7      Transition Assistance  . . . . . . . . . . . . . . . . . . . . .   22

7.8      Environmental Issues . . . . . . . . . . . . . . . . . . . . . .   22

8        Transfer of Management Responsibility  . . . . . . . . . . . . .   23

9        Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

10       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .   24

10.1     Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

10.2     Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

10.3     No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

10.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  25

10.5     Binding on Successors  . . . . . . . . . . . . . . . . . . . . .  25

10.6     Announcements  . . . . . . . . . . . . . . . . . . . . . . . . .  25

10.7     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

11       Governing Law and Arbitration  . . . . . . . . . . . . . . . . .  25

11.1     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . .  25

11.2     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                            STOCK PURCHASE AGREEMENT
                                    between
Dr. Ueli Wolfensberger, Seestrasse 79, CH-8803 Ruschlikon  (Switzerland)
                                                                        "Seller"
                                      and

General Binding Corporation,  One GBC Plaza, Northbrook, Illinois 60062 (USA)
                                                                     "Purchaser"

WHEREAS, IBICO, Seestrasse 346, CH 8038 Zurich (Switzerland) (hereinafter referred to as the "Company") has a share capital of CHF 2,000,000.--, divided into 400 bearer shares with a nominal value of CHF 5,000.-- each;

WHEREAS, Seller owns all the shares of the Company and/or has the right to transfer full ownership in such shares;

WHEREAS, Purchaser intends to purchase all the shares of the Company and Seller intends to sell or cause to be sold to Purchaser all of the Shares of the Company;

WHEREAS, Purchaser, in a due diligence review, has analyzed the Due Diligence Material;

NOW, THEREFORE, the Parties have come to the following agreement.

                                   ARTICLE 1
                                  DEFINITIONS


As used in this Agreement, the following terms have the following meaning unless the context requires otherwise:

"AGREEMENT" shall mean this Agreement as amended from time to time pursuant to art. 10.4 of this Agreement.

"CHF" shall mean Swiss Francs, being the lawful currency of Switzerland.

"CLOSING" shall mean the consummation of the transactions described in art. 2 of this Agreement in accordance with art. 3 of this Agreement.

"CLOSING DATE" shall mean the date defined in art. 3.1 of this Agreement.

"COMPANIES" shall mean the Company and the Subsidiaries.

"COMPANY" shall mean IBICO AG, Seestrasse 346, 8038 Zurich (Switzerland).

"DUE DILIGENCE MATERIAL" shall mean the material set forth in Schedule 1.1 which has been submitted to Purchaser for the due diligence review.

"PARTY" OR "PARTIES" shall mean one or both parties to this Agreement.

"PURCHASE PRICE" shall mean the purchase price defined in art. 2.2 of this Agreement.

"SELLER'S KNOWLEDGE" shall mean the knowledge of Seller after due and diligent consultation with Mr. Balmer, Mr. Houthuys, Mr. Loibl, Mr. Baumann, Mr. Frohlich, Mr. van den Nieuwenhof, Mr. Luety, Mr. Hedman and Mr. O. Wolfensberger.

"SHARES" shall mean 400 bearer shares of the Company with a nominal value of CHF 5,000.-- each.

"SUBSIDIARIES" shall mean the companies set forth in Schedule 1. 2.

"SURETY" shall mean the surety ("Solidarburgschaft") as defined in art. 5.4 of this Agreement.

"TAXES" shall mean all tax liabilities whether actual or deferred including but not limited to those measured by or referred to as income taxes, sales taxes, use taxes, VAT, gross receipts taxes, any turnover or cost-related taxes, franchise taxes, profits taxes, license taxes, withholding taxes, stamp duties and any other transfer duties, payroll taxes, social security taxes and contributions, ad valorem taxes, employment taxes, excise taxes, severance taxes, occupation taxes, premium taxes, windfall profit taxes, real estate capital gain taxes, real estate transfer taxes and property taxes and all other levies, customs, taxes and public duties, assessments or charges of any kind, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority.

"TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

                                   ARTICLE 2
                          SALE AND PURCHASE OF SHARES,
                                 CONSIDERATION

2.1 SALE AND PURCHASE OF SHARES. Subject to the terms and conditions defined herein, Seller hereby agrees to sell to Purchaser and Purchaser agrees to buy from Seller the Shares, i.e. 400 bearer shares of the Company with a nominal value of CHF 5,000.-- each.

2.2 PURCHASE PRICE. The aggregate purchase price for the Shares (the "Purchase Price") paid by Purchaser to the Seller (which shall be subject to adjustment pursuant to this art. 2) shall be equal to CHF 188,400,000.-- (Swiss Francs One Hundred Eighty eight Million four hundred thousand) less the sum of (i) the amount of the Company's Funded Debt Amount (as defined below) at Closing, and (ii) the amount by which the Company's Net Working Capital Amount (as defined below) at Closing, as determined in accordance with art. 2.5 and 2.6 below, is less than CHF 59,000,000.-- and (iii) plus or minus the EBITDA adjustment as defined in art. 2.7 of this Agreement.

2.3 FINANCIAL STATEMENTS; AUDIT OF THE COMPANY'S 1997 FINANCIAL STATEMENTS. Seller shall cause the company's unaudited consolidated financial statements for the nine (9) months ended September 30, 1997 to be prepared on a basis consistent with the accounting principles employed in the preparation of the Company's consolidated financial statements for its 1996 fiscal year and deliver such statements to Purchaser by November 20, 1997. Further, Seller shall provide Purchaser by the 20th day of each month all monthly reports and other information concerning the Companies and their operations for the preceding month. Seller shall also cause the consolidated financial statements of the Company to be audited by KPMG Peat Marwick for the twelve (12) month period ended December 31, 1997 (the "1997 Audit"). Such audit shall be prepared using the accounting principles employed in the audit of the 1996 consolidated financial statements of the Company. The 1997 Audit shall be prepared at the Company's cost and expense and shall be disclosed to Purchaser upon receipt by Seller.

2.4      PAYMENT OF THE PURCHASE PRICE; ESCROW OF THE HOLDBACK

         a) Four (4) business days prior to the Closing, the Seller shall notify Purchaser in writing of its good faith estimate of (i) the Net Working Capital Amount as of the Closing Date (the "Estimated Net Working Capital Amount"), (ii) the Company's estimated consolidated Funded Debt Amount at Closing (the "Estimated Funded Debt Amount") and (iii) the EBITDA Adjustment (the "Estimated EBITDA Adjustment") . The Estimated Purchase Price shall be equal to CHF 188,400,000.-- less the sum of (i) the Estimated Funded Debt Amount and (ii) the amount, if any, by which CHF 59,000,000.-- exceeds the Estimated Net Working Capital Amount plus or minus, as the case may be, (iii) the Estimated EBITDA Adjustment.

         b) At the Closing, Purchaser shall pay the Estimated Purchase Price, less a holdback (the "Escrow Holdback") of CHF 8,000,000.-- (such amount being paid at Closing is hereinafter referred to as the "Closing Payment") by wire transfer to an account or accounts designated by the Seller at least two (2) business days prior to the Closing. At Closing, the Escrow Holdback shall be deposited with Seller's law firm, Baker & McKenzie (the "Escrow Agent") in escrow pending disposition as provided in the Escrow Instructions attached hereto as
                 Schedule 2.4. Except as set forth in art. 2.4 c) , the economic benefit of such Escrow Holdback shall be for the account of the Seller with all earnings thereon accruing for his benefit.

         c) Upon the final determination of the Net Working Capital Amount and the Funded Debt Amount at Closing pursuant to art. 2.5 below and the EBITDA Adjustment pursuant to art. 2.7 below, the Purchaser and Seller shall recompute the Purchase Price based upon the actual net Working Capital Amount and actual Funded Debt amount at Closing and the actual EBITDA Adjustment, as finally determined. If the Purchase Price as so determined is greater than the Closing Payment but lower than the Estimated Purchase Price, within three (3) business days after such final determination the Parties shall cause the Escrow Agent to pay to Seller the amount by which the Purchase Price exceeds the Closing Payment, together with a pro-rata share of the earnings on the Escrow Holdback and to pay to Purchaser the amount by which the Estimated Purchase Price exceeds the Purchase Price together with a pro-rata share of the earnings on the Escrow Holdback. If the Purchase Price as so determined is greater than the Estimated Purchase Price within three (3) business days after such final determination the Parties shall cause the Escrow Agent to pay to Seller the Escrow Holdback plus earnings thereon and Purchaser shall pay to Seller the difference between Purchase Price and Estimated Purchase Price plus 5% interest (p.a.) on such additional payment (interest to be calculated from the Closing Date until the final determination of the Purchase Price) . If the Purchase Price as so determined is less than the Closing Payment within three (3) business days after such final determination, the Parties shall cause the Escrow Agent to pay to Purchaser the Escrow Holdback plus earnings thereon and Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Purchase Price together with 5% interest (p.a.) on the sum repaid (interest to be calculated from the Closing Date until the final determination of the Purchase Price) . Final determination and payment of the Purchase Price shall be made without regard to any claims or offsets that either Party may have asserted against the other.

2.5 PROCEDURES FOR FINAL DETERMINATION OF NET WORKING CAPITAL AMOUNT AND FUNDED DEBT AT CLOSING. Within forty-five (45) business days after the Closing Date, Purchaser shall prepare and deliver to the Seller at Purchaser's expense a consolidated balance sheet of the Company for the Seller as of the opening of business on the Closing Date, audited by Purchaser's independent certified public accountant, together with a statement setting forth Purchaser's determination of the Net Working Capital Amount and the Funded Debt Amount of the Company at Closing. Within twenty-one (21) days after receipt of such items, the Seller shall deliver to Purchaser a detailed written statement describing its objections, if any, to such balance sheet and determination of the Net Working Capital Amount and the Funded - Debt Amount at Closing. If the Seller does not raise any objections within the twenty-one (21) day period, the audited balance sheet and Purchaser's determination of the net Working Capital Amount and the Funded Debt Amount at Closing shall become final and binding upon all parties. Upon request by the Seller at any time after receipt of the aforementioned balance sheet and statement, Purchaser shall make available to the Seller and its accountants and other representatives the work papers used in preparing the balance sheet and in determining Purchaser's calculation of the Net Working Capital Amount and the Funded Debt Amount at Closing and such other documents as the Seller may reasonably request in connection with its review of the Net Working Capital Amount and the Funded Debt Amount at Closing. If the Seller raises any objections, Purchaser and Seller shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within twenty-one (21) days after the Seller shall have submitted its objections to Purchaser, any remaining disputes shall be resolved by Deloitte Touche Tomahtsu, whose decision regarding the determination of Net Working Capital Amount and Funded Debt at Closing shall be final and binding upon the Parties as a "Schiedsgutachten". Each Party bears 50% of the costs and fees of Deloitte Touche Tomahtsu.

2.6 NET WORKING CAPITAL AMOUNT AND FUNDED DEBT AMOUNT DEFINITIONS. "Net Working Capital Amount" shall be determined as of opening of business on the Closing Date and shall be equal to the combined current assets of the Companies (excluding cash and cash equivalents) less the combined current liabilities of the Companies (excluding from current liabilities the current portion of any Funded Debt). The Company's Closing Balance Sheet shall be prepared, and the Net Working Capital Amount and Funded Debt Amount at Closing shall be determined in a manner consistent with those used in preparing the Company's consolidated balance sheet as of December 31, 1996 (the "1996 Balance Sheet") which is attached hereto as Schedule 4.5 except that any balance sheet item reflected on the Company's Closing Balance Sheet which was not reflected on the 1996 Balance Sheet shall be determined in accordance with generally accepted international accounting standards. "Funded Debt Amount" shall be determined as of opening of business on the Closing Date and shall be equal to all interest-bearing debt obligations of the Companies, including interest bearing obligations for borrowed money and US purchase-money mortgages and capitalized lease obligations (i.e. lease obligations which according to the accounting principles set forth in Schedule 4.5.a have to be capitalized) whether or not normally set forth on the Companies' balance sheets (but exclusive of inter-Companies debt) less the amount of cash and cash equivalents excluded in the determination of the Net Working Capital Amount.

2.7 THE EBITDA ADJUSTMENT. If EBITDA in the year 1997 deviates from CHF 15,600,000.-- by greater than CHF 800,000.(plus or minus), the Purchase Price will be adjusted in accordance with the following formula:

             Adjustment = 2 x (actual EBITDA - CHF 15,600,000.--).

         EBITDA is equal to the Company's consolidated Operating Profit (before interest and taxes) plus depreciation and amortization and the costs identified in art. 10.1 herein in excess of CHF 594,000.-- and without regard to (a) any losses which are covered by a warranty contained in art. 4 of this Agreement and (b) any non- operational expenses incurred through the restructuring of IBICO, Inc. ("Restructure Expense"). EBITDA is calculated by the Seller on the basis of the 1997 audited Financial Statement prepared in accordance with art. 2.3 of this Agreement except that (i) foreign currencies (currencies other than CHF) shall be expressed in CHF utilizing the exchange rates (the "Forecast 2 Rates") used by the Company in the preparation of the Management Profit and Loss Account and identified by IBICO Control / Finance as PL51297, 15-09-97, 19:12 see schedule 2.7 attached) and
         (ii) changes in IAS accounting standards effective after December 31, 1996 shall be disregarded and the financial results for the year 1997 and the calculation of the operating Profit (before interest and taxes) shall be presented in a format consistent with the 1996 audited IAS-consolidated financial statements. "Restructure Expense" shall be limited to those expenses incurred by IBICO, Inc. in connection with the termination of certain IBICO, Inc. management personnel, the retention or relocation of successors to such personnel, the termination of personnel employed in IBICO, Inc.'s Elk Grove office and other incidental and consequential expense related to the foregoing which totaled USD 1,146,000.-- as of August 31, 1997 and which shall not exceed USD 1,200,000.-- for the year ended December 31, 1997. Seller shall cause KPMG Fides to issue a statement describing the EBITDA and the EBITDA Adjustment and transmit such Statement of KPMG Fides together with the 1997 audited statement immediately after receipt to Purchaser. The dispute resolution mechanism described in art. 2.5 above shall also apply to the determination of the EBITDA Adjustment.


                                   ARTICLE 3
                                    CLOSING

3.1 CLOSING DATE OF TRANSACTION. The transaction described in this Agreement shall be consummated at the offices of Baker & McKenzie, Zollikerstrasse 225, 8008 Zurich, on a date which is 10 days after the conditions precedent set forth in art. 3.2 of this Agreement have been met but not before January 9, 1998 unless extended pursuant to the terms hereof.

3.2 CONDITIONS PRECEDENT TO CLOSING. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date.

         a) All governmental filings, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms and conditions reasonably satisfactory to Purchaser, including all filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 of the United States of America or the EC Merger Regulation as amended or under the law of any other jurisdiction in which Purchaser or Seller does business having authority over the transactions contemplated hereby, and the waiting period, if any, required by such statutes or regulations shall have terminated or expired.

         b) No proceeding brought by any third party or governmental entity shall be pending or threatened which seeks any injunction, restraining order or other order which would prohibit consummation of the transactions contemplated hereby or materially impair the ability of Purchaser to own and operate the business and the assets of the Company and its Subsidiaries after the Closing Date.

         The Parties shall use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment on or prior to the Closing Date of all of the above conditions, including, in particular, making all necessary filings with any applicable governmental entity and cooperating with each other in connection with such filings and any other responses to governmental entities; provided, however, that in no event shall Purchaser be obligated to consider, or consummate, any sale, disposition, segregation or other arrangement affecting any assets or properties owned by either Purchaser or its affiliates, on the one hand, or by the Company and its Subsidiaries, on the other hand, on account of the transaction contemplated herein, or any other action which would limit the freedom of Purchaser and its affiliates to own and operate their business, assets and properties as they see fit. Seller shall assist Purchaser free of charge in the pertinent procedures and, in particular, provide the necessary information on the Companies for filings to be made by Purchaser.

3.3 TRANSFER OF SHARES AND PAYMENT OF PURCHASE PRICE. On the Closing Date Seller shall deliver to Purchaser:

         - 400 bearer shares of the Company with a nominal value of CHF 5,000.-- each;

         -       the Surety;

         - a certificate in form reasonably satisfactory to Purchaser stating that (i) all representations and warranties made by Seller contained in this Agreement are true and correct at and as of the Closing Date, as though the Closing Date was substituted for the date of this Agreement, and (ii) that Seller has performed or complied with all covenants, agreements and conditions required by this Agreement to be performed and satisfied by him on or prior to Closing.

                 At the Closing, Purchaser shall pay the Closing Payment to Seller and CHF 8,000,000.-- to Escrow Agent as provided in art. 2.4(b) of this Agreement and the parties shall take the additional actions called for by art. 2 above to be accomplished on the Closing Date.

3.4      RIGHT TO RESCIND THE AGREEMENT.

         a) Except in a situation where the Seller may rescind this Agreement due to Purchaser's unwillingness or inability to close the transactions contemplated by this Agreement as a result of the failure to satisfy any condition expressed in art. 3.2 a), or b), which gives rise to the rescission right of Seller set forth in art. 3.4
                 b) below, Seller may rescind this Agreement, if the Estimated Purchase Price is not paid on the Closing Date to Seller or if the other actions to be taken by Purchaser on or before the Closing Date as provided for in art. 2.4 and art. 3.3 of this Agreement do not occur, provided that all conditions to Purchaser's obligation to perform have been satisfied. In such case Purchaser shall pay to Seller CHF 4,000,000.-- (Swiss francs four million) and compensate Seller for any further damage in excess of such amount caused by the fact that the transaction described in this Agreement has not been consummated: provided, however, such additional compensation shall not exceed twenty percent (20%) of the Purchase Price.

         b) Seller or Purchaser may rescind this Agreement in the event the Closing does not occur by April 30, 1998, as a result of the failure to satisfy any condition expressed in art. 3.2 a) and b). In such case Purchaser shall pay to Seller CHF 7,250,000.-- (Swiss Francs seven millions two hundred fifty thousand) in the form of liquidated damages and this Agreement will forthwith become void and there will be no further obligation or liability on the part of any party hereto or any of their respective directors, officers, employees or stockholders as a result of such rescission.

         c) Purchaser may rescind this Agreement, if the Shares and the Surety are not remitted to Purchaser on the Closing Date as provided in art. 3.3 of this Agreement. In such case Seller shall pay to Purchaser CHF 4,000,000.-- (Swiss francs four million) and compensate Purchaser for any further damage in excess of such amount caused by the fact that the transaction described in this Agreement has not been consummated.


                                   ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants on his own behalf and for the Companies as of the date of this Agreement as follows:

         4.1 SELLER'S POWER AND AUTHORITY. Seller has the legal right, and full power, authority and capacity to enter into this Agreement and to carry out his obligations hereunder without violating any agreement, legal provision, contract, property rights of a third person or obligations under law.

4.2 ORGANIZATION AND QUALIFICATION. The Companies are duly organized and validly existing under the laws under which they have been incorporated and have full right and authority to own and to operate their properties and to engage in the business in which they are now engaged. Schedule 4.2 contains the memorandum or articles of incorporation of the Companies as in force as of the date hereof.

4.3 CAPITAL STRUCTURE. As of the date hereof , the Companies have the capital set forth in Schedule 4.3. No further capital, non-voting stock, convertible securities warranties, options, subscription or similar rights in the Companies have been or will by the Closing Date be created or issued or agreed to be issued. All the Shares sold pursuant to art. 2.1 of this Agreement and all shares of the Subsidiaries have been validly issued and fully paid in and are non-assessable.

4.4 OWNERSHIP. Seller has full right and capacity to transfer and sell complete title to the Shares. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any of the Shares.

         Upon the delivery of the Shares provided for in art. 3.3 of this Agreement, Purchaser will receive good and valid title to the Shares, free and clear of all liens, encumbrances or other rights of third parties.

         Seller warrants, furthermore, that the Company owns all of the shares of the Subsidiaries as set forth in Schedule 4.4, free and clear of all liens, encumbrances, options, charges, equities and claims arising from any privilege, pledge or security arrangement.

4.5 CONSOLIDATED FINANCIAL STATEMENT. Schedule 4.5 contains the audited consolidated balance sheet and the audited consolidated profit and loss statement of the Company as of December 31, 1996 (the Financial Statement) - This Financial Statements are in accordance with the accounting and consolidation principles described in Schedule 4.5a and in accordance with such principles show a true and fair view of the consolidated financial position of the Company as of December 31, 1996 and for their respective periods then ended and do not understate any liabilities, which have to be reported on the financial statements in accordance with the accounting and consolidation principles described in Schedule 4.5 a).

         Except as disclosed in the Notes to the Financial Statement set forth in Schedule 4.5 and except for intercompany transactions the Companies have not issued any guarantees, sureties or entered into similar transactions for the benefit of any third parties (excluding warranties for goods sold and services rendered as well as minimum purchase or sale obligations).

4.6 ACCOUNTS RECEIVABLE. Except to the extent of the reserve for bad debts shown in the Financial Statement and to the extent that accounts receivables have been written-off or written-down, all of the accounts receivable of the Companies constitute valid receivables, have been incurred in the ordinary course of business, are fully collectible in the stated amounts and are not subject to any set-off or counterclaim, other than set-off for counterclaims which have been recorded as liabilities in the Financial Statement set forth in Schedule 4.5 or which have come into existence after the date of such Financial Statement.

4.7 TITLE TO ASSETS. The Companies are the owners of all assets of any kind reflected in the Financial statement or reflected in the books of the Companies as being owned by them as of the respective account date, free and clear of any liens, encumbrances, restrictions and other rights of any kind, including any right of first refusal (financial leases which are recorded as assets on the Financial Statement are exempt from such warranty). The Companies have neither executed nor authorized the execution of any contract or option for the sale, leasing or other use of any kind, of any of its properties or assets other than in the ordinary course of their business as conducted at the date hereof.

4.8 CONDITION OF BUILDINGS, MACHINERY AND EQUIPMENT. The Company's and each Subsidiary's buildings, machinery, equipment and other tangible personal property are - their age properly taken into account - in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. The Company or its Subsidiaries own or lease under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of their business.

4.9 INVENTORY. All inventories consist of a quality and quantity usable and salable in the ordinary course of business or have been reserved for in accordance with the principles described in Schedule 4.5. Inventory is valued using the first-in, fist-out method of valuation. Except to the extent it has been reserved for, no inventory is obsolete or damaged or includes used, returned or previously leased or sold goods. If the stock of a particular item of finished goods (excluding replacement and repair parts) exceeds the projected sales for the next 18 months such excess amount shall be considered as obsolete. In such case Purchaser shall transfer such excess stock (against payment of warranty claim) to Seller who may sell such stock freely. For raw material and components the excess above 18 months of projected sales shall not be treated as obsolete but shall be written down to 50% of cost.

4.10 ABSENCE OF ADVERSE CHANGES. Seller represents and warrants that in the period between December 31, 1996, and the date hereof there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Companies. Without limiting the generality of the foregoing, since that date, the
         Companies:

         - have conducted their business in the ordinary course and have not entered into any material contracts, contract changes or commitments and have not sold, assigned or transferred any tangible or intangible assets other than in the ordinary course of business, unless disclosed in Schedule 4.10;

         - have not suffered any material damage, destruction or loss by fire or other casualty whether or not covered by insurance unless disclosed in Schedule 4.10;

         - have not made any declaration or setting aside or payment of any dividend or any other distribution of profit or any direct or indirect redemption, purchase or other acquisition of any quotas or shares of the Companies, other than the payment"of dividends by the Subsidiaries to the Company;

         - have not increased the total compensation payable to their employees by more than 10% in local currencies (increases based on the existing profit sharing plan are excluded from this limit) and have neither adopted any new profit sharing plan, bonus plan, pension or benefit plan nor changed any existing plans;

         -       the Companies have not committed to any of the foregoing.

4.11 PERMITS AND AUTHORIZATIONS. The Companies have all the permits and authorizations which are necessary to carry on their business. No governmental authority has threatened in writing to terminate any permit or authorization.

4.12 CLAIMS AND LITIGATION. Except as set forth in Schedule 4.12 as of the date hereof, there are no actions, suits or proceedings pending or threatened in writing against the Companies either in court or before any administrative board, agency or commission.

4.13     TAXES.   All Taxes for periods and events before the date hereof and before the Closing Date have been paid or have been sufficiently provided for in the Financial Statement.

         As of the date hereof, the Companies are in compliance with all applicable laws, regulations or orders of any governmental entity with respect to Taxes and have timely filed all Tax Returns for all Taxes required by law to have been filed and all such Tax Returns are complete and accurate. The documentary evidence necessary to support such returns are at the disposition of the Companies or their tax advisors. The necessary records have been maintained and the necessary accounting methods have been adhered to.

4.14 AGREEMENTS WITH THIRD PARTIES. The Companies are not in, and the consummation of the transactions contemplated by this Agreement will not result in, any default under, or breach of, any agreement to which any of the Companies is a party or which might result in termination or liability or other loss which could materially affect its business, assets or condition, financially or otherwise. All third parties to these agreements are essentially in compliance therewith and not in material default thereunder.

4.15 INTELLECTUAL PROPERTY/KNOW-HOW. The Companies own or have sufficient right to use all the know-how and all the patents, trademarks, trade names, trade secrets, copyrights and other intellectual property rights (collectively the "Intellectual Property") which are necessary for the conduct of their business as it is now conducted. Furthermore, Seller warrants that the Intellectual Property and the Company's business practices to the best of Seller's Knowledge, do not conflict with the rights of any third party. The Companies have not granted any licenses to use any of the Intellectual Property to any third parties.

4.16 PENSIONS/EMPLOYEES. The pension plans and/or pension funds and other welfare plans of the Companies comply with all applicable legal provisions and have been administered in conformity with all applicable law. Seller warrants that all accrued pension claims and accrued claims under other welfare plans of the Companies' employees are covered by funds of special foundations, by insurance contracts or provisions the Companies have specifically established for such purpose.

         The Companies have not entered into any agreement which oblige them to make severance payments or grant other extraordinary privileges in excess of any statutory or customary requirements. Exempt from such warranty is the agreement with Mr. W. Berry, which provides for 6 months severance payment (calculated on Mr. Berry's previous salary).

4.17 COMPLIANCE WITH THE LAW. To the best of Seller's Knowledge, the Companies have not materially violated any applicable laws, ordinances, regulations, decrees or orders of any government entity.

         Seller, in particular, warrants that to the best of Seller's Knowledge the Companies and their plants, real estate and equipment comply with all applicable labor and occupational health and safety laws, regulations, decrees and orders and that the competent authorities have not informed the Companies in writing that they will issue any orders with which the Companies do not yet comply.

4.18 ENVIRONMENTAL MATTERS. To the best of Seller's Knowledge, all properties and facilities that are and have been operated by the Companies and their businesses as presently conducted comply with all applicable environmental laws, regulations, decrees and orders.

4.19 PRODUCT LIABILITY/WARRANTY CLAIMS. No third parties have any claims against the Companies in connection with any products delivered or services rendered by the Companies as of the date hereof which, or before the Closing Date which

         (i) exceed one percent of the Companies' total turnover for the year in which such products were delivered or services were rendered and
         (ii) are neither covered by provisions in the Financial Statement nor by insurance policies.

4.20 REAL ESTATE. The Companies have rightful title to the real estate listed in Schedule 4.20 free and clear of any mortgages other than the mortgages listed in Schedule 4.20. The Company identified on Schedule
         4.20 has full legal and practical access to and good interest in such real estate. None of the buildings constructed thereon encroaches upon adjoining real estate.

4.21 LEASES. The real estate leases listed in Schedule 4.21 are in full force and effect and constitute a valid and existing leasehold interest under each of the leases for the term set forth on such Schedule. With the exception of financial leases recorded on the Company's Financial Statement set forth in Schedule 4.5 and any contracts over payments of less than CHF 50,000.per year, all lease agreements covering personal property the Companies have concluded are listed in Schedule 4.21a.

4.22 BROKERS' FEES. Neither the Seller nor the Companies have any liability or obligation to pay any fees or commissions to any Broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.23 SELLER'S COSTS. The only costs of the Seller related to the transactions contemplated by this Agreement that have been paid by the Company or the Companies are those identified in art. 10.1 herein.

4.24 NO FURTHER WARRANTIES. Except as expressly provided in this Article 4, Seller makes no representation or warranty with respect to the Shares or the Companies.

                                   ARTICLE 5
                                    REMEDIES

5.1 TERM OF WARRANTIES AND REPRESENTATIONS. The representations and warranties set forth in art. 4 of this Agreement shall continue in effect until the later of eighteen (18) months after the Closing Date or July 7,1999. The representations and warranties set forth in art.
         4.13 of this Agreement shall, however, continue in effect until three months after the statute of limitation on the tax claims concerned has expired.

5.2 NOTIFICATION AND ARBITRATION. The Parties waive the notification and examination requirements of art. 201 of the Swiss Code of Obligations. However, Purchaser has to notify Seller within 30 days after Purchaser has detected a breach of warranties, describing in reasonable details such breach and any damage suffered by the Companies as a consequence of such breach. If Purchaser has notified Seller of a breach of representations and warranties, Purchaser has to commence arbitration in accordance with art. 11.2 of this Agreement within months after such notification has been made, unless the claim raised by Purchaser is either. settled before the expiry of such deadline or the Parties agree on an extension of such deadline. If Purchaser fails to meet such deadline, the claim concerned shall be forgone and unenforceable.

5.3 DAMAGES. In case of a breach of a warranty, representation, covenant or agreement of Seller, Seller shall within the limitations set forth in art. 5.5 of this Agreement indemnify Purchaser for any direct damage, e.g. pay as far as a particular state of a company is warranted to Purchaser an amount equal to the amount by which the actual state of the company concerned differs from the state described in such warranty. The right of Purchaser to rescind this Agreement ("Wandelung") pursuant to art. 205 CO which is hereby expressly excluded.

5.4 SURETY. In order to secure any claims which Purchaser may have pursuant to art. 5.3 of this Agreement, Seller shall provide Purchaser with a Surety ("Solidarburgschaft") issued by a first class Swiss bank in an amount equal to 20% of the Purchase Price substantially in the form attached hereto as Schedule 5.4. Two (2) years after the Closing Date, the amount of the Surety shall be reduced to an amount equal to
         (i) CHF 4,000,000.-- plus (ii) an amount equal to claims made until such date but not yet settled under art. 5.3 of this Agreement. Such reduced amount may, in any event, not be higher than the original amount of the Surety minus all claims paid under such Surety. On the 5th anniversary of the Closing, the Surety shall expire, except as and to the extent any claims in connection with breaches of warranties, representations, covenants or agreements are pending before the court of arbitration pursuant to art. 11.2.

5.5      LIMITATIONS.

5.5.1 DE MINIMIS. Seller shall have no obligation to pay any amounts under art. 5.3 of this Agreement unless:

         (i) the amount to be paid as indemnification for each individual breach exceeds CHF 100,000.-- (such amount not to be deducted from Purchaser's total indemnity claim under this art. 5) and,

         (ii) the aggregate amount of the amounts described in (i) above equals or surpasses CHF 1,000,000.-(such amount to be deducted from Purchaser's total indemnity claim under this art. 5).

5.5.2 MAXIMUM AMOUNT. Any payments of the Seller for breaches of representations of warranties set forth in this Agreement shall be limited to 20% of the Purchase Price in total.

         Claims of Purchaser under art. 4.13 and art. 9 (first paragraph) of this Agreement are not covered by the above limit; a separate limit of CHF 4,000,000.-- applies to such claims. to such claims only the de minimis of 5.1.1.(i) applies.

5.5.3    EXEMPT REPRESENTATIONS AND WARRANTIES.   None of the limitations
         described in art. 5.5.1 and 5.5.2 shall apply to the representations and warranties set forth in art. 4.1, 4.2 and 4.3 and 4.4 of this Agreement. Claims regarding Swiss and German pension claims are also exempt from such limitations.

5.5.4 EXCLUSION OF LIABILITY. Seller shall not be liable in respect of a claim of Purchaser for breach of warranties, representations, covenants or agreements:

         (i) if, but only to the extent that any provision, reserve or expense for the matter giving rise to the claim was taken into account in the Financial Statement set forth in Schedule 4.5;

         (ii) if, but only to the extent that, the matter giving rise to a claim was disclosed in all material respects in one of the Schedules attached to this Agreement or in the Due Diligence Material;

         (iii) if, but only to the extent that, Purchaser or the Companies receive compensation of the respective loss or damages suffered by them under the terms of any insurance policy or from any other third party;

         (iv) if, but only to the extent that, any Tax for which Purchaser or the Companies are liable is reduced as a result of any matter giving rise to a claim of Purchaser under the above representations and warranties;

         (v) if, but only to the extent that, any damage or loss was caused by any act or omission of Purchaser occurring after the Closing Date or by the fact that Purchaser has failed to take reasonably necessary steps to mitigate the damage caused by a breach of a representation or warranty.

5.6      PROCEDURE WITH THIRD PARTIES AND AUTHORITIES.   If a breach of a
         representation or warranty exists because any authorities or third parties raise claims against the Companies or if the Companies in connection with such a breach have to enforce any rights or claims against authorities or other third parties, the Parties shall cooperate in such negotiations and proceedings. The Companies in any event may not settle any such claims without Seller's consent, which consent shall not be unreasonably withheld.

                                   ARTICLE 6
                     RESIGNATIONS OF DIRECTORS AND AUDITORS

         At the Closing Date Seller shall remit to Purchaser resignations of the directors and auditors of the Companies, as requested in writing by Purchaser prior to December 1, 1997.

         Purchaser agrees to hold an extraordinary shareholders' meeting for the Company immediately after the Closing Date and to elect new directors at such meeting. For the Subsidiaries Purchaser shall take such action within 30 days after the Closing Date. Purchaser agrees to grant complete discharge to the present directors at such meeting. The consent of Purchaser to the Companies' financial statements and the discharge of the directors does not operate as a waiver of Purchaser's claims under art. 4 and 5 of this Agreement.


                                   ARTICLE 7
                                   COVENANTS

7.1 COVENANT NOT TO COMPETE. Seller agrees not to engage directly or indirectly (including through partnerships or companies) in any activities which compete with activities the Companies are engaged in at the Closing Date. Such covenant shall be valid for a period of 3 years after the Closing Date. Any participations of less than 5% in publicly traded companies are exempt from this covenant. Furthermore, the interest of Seller in J.F. Pfeiffer AG or other retail and wholesale operations which deal with such products and a sale of inventory acquired pursuant to art. 4.9 of this Agreement are also exempt from this covenant.

7.2 CONDUCT OF BUSINESS. Prior to the Closing, without the prior written consent of Purchaser, Seller shall not, and shall cause the Companies to take action, or refrain from action, so that they shall not:

         - take any action that would require disclosure under this Agreement;

         - directly or indirectly (including through any agent, broker, finder or other third part), offer to sell, merge, consolidate or otherwise dispose of, negotiate for the sale, merger, consolidation or other disposition of, initiate or continue discussions concerning the sale, merger, consolidation or other disposition of, the Companies as a whole, or the sale or other disposition of any of its or their shares of capital stock or any of their assets (other than in the ordinary course of business);

         - take or omit to take any action which would reasonably be anticipated to have a material and adverse effect upon the business of the Companies;

         - redeem any stock, bonds or other securities or equity interests, or declare or pay any dividend or other distribution to its shareholders;

         - make any change in its articles or certificate of incorporation or bylaws that would interfere with or prevent the consummation of the transactions contemplated herein;

         -       make any significant organizational or personnel changes;

         - pay any bonus or grant any salary or wage increase not in the ordinary course of business or consistent with past business practices;

         - make any capital expenditures in excess of CHF 300,000.-- per expenditure or CHF 1,000,000.-- in the aggregate;

         - create any security interest in or any lien or encumbrance on any property or interest of the Companies where the obligation is more than CHF 50,000.-- or cancel or compromise any debt or claims in excess of CHF 50,000.--; or

         -       make or grant any loan.

         The conclusion and termination of the agreements described in art. 7.3 are exempt from this provision.

7.3 TERMINATION OF AGREEMENTS BETWEEN THE COMPANIES AND SELLER. With the exception of the agreements listed in Schedule 7.3Seller shall terminate on or before the Closing Date all agreements existing between (i) the Companies on the one hand and (ii) Seller or any persons, companies, partnerships or other legal or business entities with which Seller or a member of Seller's family is affiliated on the other hand. The termination of such agreements shall not oblige the Companies to make any payments in compensation of the termination such as for example severance payments or any payment for a notification period extending beyond the Closing Date.

         The parties intend to dissolve the lease agreement for the Del Rio facility against payment of lease balance if such transaction does not cause any excessive costs to one of the Parties (such as for example payment of prepayment penalties or negative tax effects). The Parties will after the execution hereof engage in negotiations on such transaction.

         Purchaser is entitle to terminate the lease agreements for the Zurich and the Elk Grove facilities by serving six months' notice for Zurich and 30 days notice for Elk Grove.

7.4 INFORMATION OF EMPLOYEES. Seller shall comply with the Closing Date with all legal requirements regarding information of and consultation with the Company's employees. Seller shall inform Purchaser on such requirements and on the form and content of the information to be disclosed to the employees and shall coordinate such. information with the Purchaser.

7.5 EMPLOYMENT OF SELLER. Seller shall conclude not later than at the Closing Date a consultancy agreement with Purchaser. Seller and Purchaser will negotiate such agreement after the execution hereof taking into account the needs of the business.

7.6 SELLER'S COOPERATION. Prior to the Closing Date, Seller shall make available to the Purchaser and its representatives during normal business hours all of its books and records in addition to its employees so that Purchaser may continue its investigation of the business and affairs of the Company.

7.7      TRANSITION ASSISTANCE.   From the date hereof and until three (3)
         years after the closing Date, Seller shall not in any manner take any action which is designed, intended or might be reasonably anticipated to ave the effect of discouraging customers, suppliers, lessors and other business associates from maintaining the same business relationship with purchaser after the date of this Agreement as were maintained with the Companies prior to the date hereof.

7.8 ENVIRONMENTAL ISSUES. Seller shall until March 31, 1998 remove or remedy at his own cost:

         -       the oil spill at the tank in Lottstetten;

         -       the oil spill (out of barrels) in Del Rio.

         Seller shall - as the owner of the facility in Lottstetten - remain liable for the TCA contamination and hold the Companies and Purchaser harmless from any claims relating to or in connection with such contamination.

         If the Purchaser or Ibico Portuguesa Ltda. are ordered by competent authorities or directly compelled by statutory law to remove the roof tiles containing asbestos fibres at the Arcos de Valdevez facility, Seller shall pay to Purchaser the book value of such roof tiles existing at such date on the basis of the depreciation rates currently used by Ibico Portuguesa Ltda. Seller shall, furthermore, indemnify Purchaser for costs incurred in the disposal of such tiles as far as such costs are caused by the fact that the tiles contain asbestos fibres.

         The limitations set forth in art. 5.5 of this Agreement are not applicable to Seller's obligations under this article.

                                   ARTICLE 8
                     TRANSFER OF MANAGEMENT RESPONSIBILITY

Immediately after the Closing, Purchaser takes over full responsibility for the Company's management and operations.


                                   ARTICLE 9
                                     TAXES

Any Swiss taxes or other charges which become due in connection with the transfer of the Shares by Seller to Purchaser under this agreement shall be at the charge of Seller. If Swiss stamp taxes are levied on the purchase price because Purchaser uses the services of a Swiss security dealer such stamp taxes, however, shall be borne by Purchaser. Seller shall be liable for and pay when due all Taxes to be paid by the Companies due to any reassessment of Taxes for any periods and events before the Closing Date. Seller is, in particular, liable for any Taxes to be paid on any constructive dividends paid by the Companies to Seller or to third parties before the Closing Date and for any Taxes to be paid due to any violation by any of the Companies prior to or on the Closing Date of agreements they have concluded with tax authorities.

Seller, furthermore, shall be liable for any income taxes assessed on the capital gain he realizes in the sale of the Shares. However, until the fifth anniversary of the Closing Date, Purchaser shall not engage in any of the following transactions, unless written consent is given by Seller:

- payment of any dividends by the Company on the basis of earnings accrued before December 31, 1997;

-        liquidation of the Company;

-        merger of the Company into another company;

- payment of the Purchase Price, directly or indirectly, out of the funds of the Company or its Subsidiaries.

Seller shall not withhold its consent to any of the above transactions if Purchaser can prove with a private ruling of the cantonal tax authorities of the canton in which Seller is domiciled (for income taxes) and of the Federal Tax Authorities (for withholding taxes) that the planned transaction will not result in a qualification of the gain realized by Seller in the sale of the Shares as being taxable income. Seller shall fully cooperate with Purchaser in order to obtain such ruling.


                                   ARTICLE 10
                                 MISCELLANEOUS

10.1 COSTS. Each party bears the fees of its counsel and advisors. Purchaser consents, however, to the fact that the Company in 1997 but before the Closing Date has paid up to CHF 50,000.-- to Seller's Counsel for the preparation of alternative sale transactions (going public, participation of a financial investor, preparation due diligence etc.) and up to CHF 200,000.-- to Master Consulting AG for consultancy services rendered in connection with the evaluation of a financial investor and up to CHF 150,000.-- to Revisuisse Price Waterhouse and KPMG Fides for preparation of special audit statements and CHF 40,000.-- to BMG for an environmental audit.

10.2 NOTICE. Any notice, request, instruction or other document deemed by either Party to be necessary or desirable to be given to the other Party, shall be in writing and shall be telefaxed or mailed by registered mail addressed as follows:

         If to Purchaser:                          Copy to:

         General Binding Corp.                     Vedder, Price, Kaufmann &
         attn. President & CEO                     Kammholz
         One GBC Plaza                             attn. Robert J. Stucker
         Northbrook IL 60062                       Chicago, IL 60601
         USA                                       USA

                 If to Seller:                                    Copy:

         Dr. U. Wolfensberger                      Dr. U. Schenker
         Seestrasse 79                             Baker & McKenzie
         8803 Ruschlikon                           Zollikerstrasse 225
         Switzerland                               8034 Zurich
                                                   Switzerland

         Each Party may at any time change its address by giving notice to the other party in the manner described above.

10.3 NO WAIVER. The failure of any of the Parties to enforce a provision of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any claim for breach of this Agreement by a Party hereto shall not operate as a waiver of any claim pertaining to another, prior or subsequent breach.

10.4     ENTIRE AGREEMENT.   This instrument embodies the entire agreement
         between the Parties hereto with respect to the transaction contemplated herein and there have been and are no agreements or warranties between the Parties other than those set forth or provided for herein. This Agreement may be amended only in writing through a document signed by all the parties hereto.

10.5 BINDING ON SUCCESSORS. All of the terms, provisions and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and assigns.

10.6 ANNOUNCEMENTS. Seller and Purchaser shall consult before issuing press releases or otherwise making any public statements or any statements to the Company's employees with respect to this Agreement and shall not issue any such press release or statement without the prior approval of the other Party.

10.7 ASSIGNMENT. Purchaser may assign this Agreement to a wholly owned subsidiary of Purchaser. Purchaser, however, in such case remains fully liable for all liabilities under this Agreement.

                                   ARTICLE 11
                         GOVERNING LAW AND ARBITRATION

11.1     GOVERNING LAW.   This Agreement shall be subject to and governed by
         Swiss Law.

11.2     ARBITRATION.   All disputes arising out of this Agreement or in
         connection with this Agreement shall be solely and finally settled by a court of arbitration consisting of three arbitrators in accordance with the international arbitration rules of the Zurich Chamber of Commerce. The place of arbitration shall be Zurich. The court of arbitration shall conduct the proceedings and all awards shall be rendered in the English language.


IN WITNESS WHEREOF, the parties thereto have executed this agreement as of the date and year first above written.

Seller:                                            Purchaser:
                                                   General Binding


 /s/ U. WOLFENSBERGER                              /s/ ARTHUR J. SCHILLER
-----------------------                            -----------------------
Dr. U. Wolfensberger


Annexes

                     AMENDMENT TO STOCK PURCHASE AGREEMENT
                                    BETWEEN
                          GENERAL BINDING CORPORATION
                                      AND
                              DR. U. WOLFENSBERGER

WHEREAS, Ibico, under a license contract with Mr. von Rohrscheidt (the "License Agreement"), has had a license to use certain patents and know-how to produce PolyCombs;

WHEREAS, on the day before the execution of the Stock Purchase Agreement, Ibico has purchased the patents and the know-how on which the License Agreement was based (the "Purchase Agreement");

NOW, THEREFORE,  the Parties come to the following agreement:

1.       CONSIDERATION PAID BY IBICO UNDER THE PURCHASE AGREEMENT

         The Parties herewith agree that the net present value (applying a discount rate of 6%) of the consideration to be paid by Ibico under the Purchase Agreement shall be considered as Funded Debt under the Stock Purchase Agreement.

2.       PAYMENT TO SELLER

         Purchaser shall pay to Seller as a recovery of the reduction of the Purchase Price effected by the application of art. 1 of this Amendment 75% of the license fees Ibico would have had to pay under the License Agreement for ten years after the Closing Date up to an amount equal to the amount of Funded Debt taken into account in the purchase price calculation under the Stock Purchase Agreement pursuant to art. 1 of this Agreement (for the purpose of calculating these payments HK (alt) as defined in the License Agreement shall be calculated on the basis of actual production costs incurred by Purchaser). Seller shall, however, not have any of the other rights Mr. von Rohrscheidt had under the License Agreement than the right to such payments.

3.       NO FURTHER CHANGES

         This amendment does not lead to any changes or amendments other than those described in art. 1 and 2 above in the Stock Purchase Agreement between the Parties.

4.       APPLICATION OF PROVISIONS OF THE STOCK PURCHASE AGREEMENT

                 Art. 1, 10 and 11 of the Purchase Agreement are applicable also to this amendment.

Zurich, October 17, 1997


General Binding Corporation


/s/ ARTHUR J. SCHILLER                      /s/ U. WOLFENSBERGER
-------------------------                   ------------------------
                                            Dr. U. Wolfensberger